Exhibit 99(a)


      MAYTAG WILL REPURCHASE SHARES; INCREASE DIVIDEND



     NEWTON, IOWA--(Oct. 19, 1995)--Maytag's board of directors corporation's common stock, and approved a 12 percent increase in the December dividend, according to an announcement today by

Leonard A. Hadley, chairman and chief executive officer.

     "Our balance sheet is significantly stronger than it has

been at any time since 1989, and we've reduced debt by some $400 million in the past 18 months," Hadley said.  "We've shed

underperforming assets, operating performance has improved and our capital investment remains strong.  As a result, we are

well-positioned to increase shareowner value as we go forward.

The share repurchase and dividend increase are two important steps we are able to take now.  Both signal our confidence in

Maytag's future and our commitment to improve the value

shareowners receive from their continued investment in Maytag."

     Maytag has approximately 108 million shares of common stock outstanding.  The board authorized the repurchase of up to 10.8 million shares, which would represent 10 percent of the

outstanding shares.  The repurchase will be conducted at

management's discretion over a non-specified period of time.

Repurchases will be made on the open market or in privately

negotiated transactions.  Although there is no obligation to buy back the maximum number of shares authorized, Hadley said the


company intends to repurchase as many of the authorized shares as possible, consistent with sound financial judgement.

     In other board action, Hadley said the directors approved an increase of 12 percent in the December dividend.  This means the dividend will be 14 cents a share instead of 12.5 cents.  It is payable Dec. 15 to shareowners of record at the close of business

Dec. 1.

     Maytag Corporation is the leading North American producer of premium brand appliances, Maytag and Jenn-Air brands, and the leading North American producer of floor care products under the

Hoover brand.  The corporation also produces and markets major appliances under the Magic Chef and Admiral brands, and certain private labels.  Dixie-Narco is the corporation's vending

equipment manufacturer.


                                   -30-

CPI9529

Contact:  James G. Powell
Phone:    515-791-8392